Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8 No. 333-          ) pertaining to registration of options and shares issuable under the Prospect Medical Holdings, Inc. 1998 Stock Option Plan (the “Plan”) and shares issuable under individual option agreements issued outside of the Plan and to the incorporation by reference therein of our reports dated January 21, 2005, except for Note 6, as to which the date is April 7, 2005, with respect to the consolidated financial statements and schedules of Prospect Medical Holdings, Inc. included in its Form 10 registration statement (Amendment #5), for the year ended September 30, 2004 filed with the Securities and Exchange Commission .

We also consent to the incorporation by reference of our reports dated June 24, 2004, with respect to the Combined Financial Statements of Gateway Medical Group, and our reports dated June 23, 2004, with respect to the financial statements of Professional Care Medical Group IPA, appearing in the Form 10 and incorporated by reference in the Registration Statement on Form S-8 referred to above.

/s/ Ernst & Young LLP

Los Angeles, California
September 29, 2005